LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into on August 9, 2017, by and between Blackboxstocks Inc. (“Blackbox”), a Nevada corporation and EIGH8T TECHNOLOGIES INC also known as Black Box Traders (referred to herein as “BBTR”), a British Virgin Island registered company. Blackbox and BBTR are each hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Blackbox has developed and owns the rights to a software as a service (SaaS) web application platform (the "Blackbox System") that serves as a tool for day traders and swing traders on securities exchange markets that works in real time, measuring market trends and data while utilizing a multitude of specific criteria, both live and historical derived from live feeds from securities exchange markets (the “Services”); and

WHEREAS, Blackbox has customized and agreed to grant BBTR a license to market and sell sublicense rights to utilize a customized version of the Blackbox System to be known as the “BBTR System” solely for providing Services relating to data from certain securities exchange markets in Asia (designated herein as the BBTR Exchanges), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                   Definitions. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the following meanings.

1.1                “Affiliate” shall mean any corporation, partnership, tenancy-in-common or any other business entity or individual that, directly or indirectly, Controls, is Controlled by or is under common Control with a Party. “Control” means the ownership or control (directly or indirectly) of more than fifty percent (50%) of the voting capital or voting rights of an entity or other right (through securities, contract, or otherwise) to direct or cause the direction of the management and policies of that entity and “Controlling” and “Controlled” shall be construed accordingly.

1.2                “Blackbox Technology” shall mean (a) any of the proprietary technology owned or licensed by Blackbox that is used in the BBTR System and (b) any other tools, software, technology and/or generic code used or included in the BBTR System.

1.3                “Customer” shall mean a user of the BBTR System in the Territory that has obtained rights to the Services from BBTR or a BBTR Sublicensee.

1.4                “Exchange Fees” shall mean any and all fees charged by the BBTR Exchanges or service providers collecting and/or providing BBTR Exchange Data, including but not limited to, any initial fees charged by the BBTR Exchanges (or service providers) for the initial access and/or continued access to the BBTR Exchange Data for use in connection with the BBTR System and Services.

1.5                “Intellectual Property Rights” shall mean all intellectual and industrial property rights, whether registered or unregistered, including trade and service marks, patents, utility models, designs and design rights, trade and business names, domain names, rights in domain names, topography rights, copyrights, object/source code rights, algorithms, database rights, and all other similar proprietary rights which may subsist in any part of the world and all applications and registrations relating to any of the foregoing rights.

1.6                “BBTR Exchange Data” shall mean data collected and/or derived from the BBTR Exchanges or activities carried out thereon necessary for the BBTR System to operate and provide Services to Customers.

1.7                “BBTR Exchanges” shall mean the Hong Kong Stock Exchange (“HKEX”), Shanghai Stock Exchange (“SSE”) and Shenzhen Stock Exchange (“SZSE”).

1.8                “BBTR Sublicense” shall mean a sublicense agreement pursuant to which BBTR may license the BBTR SYSTEM to a BBTR Licensee for use and/or resale of the Services through the BBTR System on a SaaS basis in a form specifically approved in advance and in writing by Blackbox containing, among other things, an express reservation of Blackbox’s rights to the Blackbox Technology in accordance with this Agreement. BBTR’s right to sublicense shall be limited to the use of the Blackbox Technology in connection with the processing of BBTR Exchange Data only.

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1.9                “BBTR Sublicensee” shall mean a BBTR System sublicensee that has obtained sublicense rights from BBTR to provide access to and Services through the BBTR System pursuant to a BBTR Sublicense.

1.10             “Launch Date” shall mean June 1, 2017, the date that the BBTR System was made available to BBTR for use by Customers.

1.11             “Territory” shall mean worldwide.

1.12             “Marks” shall mean those trademarks, tradenames, service marks, logos, domain names, and styling provided by one Party to the other or otherwise approved in writing by a Party solely in connection with Parties’ exercise of the rights granted under this Agreement.

2.                   Development and Availability of BBTR System.

2.1                BBTR System Development. Blackbox has customized and branded the BBTR System for providing Services to Customers utilizing BBTR Exchange Data, as mutually agreed by the Parties for marketing and sublicensing by BBTR. Except as mutually agreed by the Parties, BBTR shall be responsible for all costs associated with any further customization and branding of the BBTR System. Unless otherwise agreed by the Parties, BBTR shall pay within 30 calendar days of receipt of the invoice all additional customization costs which shall be negotiated in advance of any such customization services and invoiced by Blackbox via wire transfer per the instructions attached hereto as Exhibit A.

2.2                Right to Disable/Deny Access to BBTR System. Blackbox shall retain the absolute right AND ABILITY to DISABLE AND/OR deny access to OR THE use of the BBTR System by BBTR, ITS AFFILIATES, ANY BBTR SUBLICENSEE(S) AND/OR ANY Customer(S) in the event that BBTR IS IN BREACH OF ANY MATERIAL OBLIGATIONS TO BLACKBOX, INCLUDING SPECIFICALLY (BUT NOT LIMITED TO) TIMELY PAYMENT OF LICENSE FEES. NEITHER BBTR NOR ANY OF ITS BBTR SUBLICENSEES SHALL MAKE ANY MODIFICATIONS TO THE BBTR SYSTEM OR BLACKBOX’S ACCESS TO THE BBTR SYSTEM IN ANY WAY THAT WOULD LIMIT BLACKBOX’S ABILITY TO DISABLE OR DENY ACCESS TO USE THE BBTR SYSTEM. ALL BBTR SUBLICENSES GRANTED HEREUNDER SHALL EXPRESSLY RESERVE SUCH RIGHTS TO BLACKBOX AND EACH BBTR SUBLICENSE PARTY SHALL AGREE TO HOLD BLACKBOX HARMLESS FOR ANY DAMAGES RESULTING FROM BLACKBOX’S EXERCISE OF ITS RIGHT TO DISABLE OR DENY ACCESS TO USE THE BBTR SYSTEM.

3.                   Marketing, Promotion and Sublicense of the BBTR System.

3.1                Marketing. Promotion and Sublicense of BBTR System. Throughout the Term, BBTR shall use its commercially reasonable best efforts to market, promote and sublicense the BBTR System and use thereof by Customers. The BBTR System shall be sublicensed only pursuant to a BBTR Sublicense agreement in a form approved by Blackbox in advance and in writing.

3.2                Compliance with Law. Throughout the Term, BBTR represents, warrants, covenants and agrees, that, at all times, at its sole cost and expense: (a) BBTR, its Affiliates and BBTR Sublicensees engaged in the performance of any activity or obligation as contemplated by this Agreement shall conform in all respects to and conduct itself in accordance with any and all applicable laws and regulations, (b) all licenses, permits, consents, authorizations and approvals as may be required by any authority, agency, body or other person for or in connection with any offering, promoting, marketing, sublicense and use of the BBTR System, BBTR sublicenses to use the BBTR System or the Services in any given country or territory, have been (or will be timely) obtained and maintained as required under applicable law in such country or territory (collectively, “Regulatory Approvals”), and (c) all performance and other activities of BBTR, its Affiliates and BBTR Sublicensees shall comply with all applicable law and the terms and conditions of this Agreement.

3.3                Costs and Expenses. BBTR shall bear all cost and expense of its performance and activities under this Agreement, and those of any of BBTR Affiliate, without any right of reimbursement, compensation, or recovery therefor from Blackbox or any Blackbox Affiliate. Neither Blackbox nor any Blackbox Affiliate shall be liable or responsible for, or have any liability or obligation for, any cost or expenses of or incurred by BBTR or any BBTR Affiliate in the operation of their respective businesses. Nothing in this paragraph shall be construed to require BBTR to be responsible for the cost or expense of enforcing this Agreement as a result of a material breach by Blackbox.

4.                   Licenses and Intellectual Property Rights.

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4.1                License to BBTR. Subject to the terms and conditions of this Agreement, Blackbox grants to BBTR during the Term, an exclusive, non-transferable, right and license to market, offer, sell and sublicense (subject to a BBTR Sublicense) the BBTR System and Services for use by Customers within the Territory. Except as specifically set forth herein, as between Blackbox and BBTR, all right, title and interest in and to the BBTR System, the Blackbox Technology and all Intellectual Property Rights therein, are reserved and shall be retained by Blackbox.

4.2                License to BBTR. Subject to the terms and conditions of this Agreement, Blackbox hereby grants to BBTR during the Term a non-exclusive and worldwide, fully transferable, sublicensable license to use the BBTR Marks in connection with Blackbox’s development, advertisement, marketing, promotion, use and sale of the BBTR System during the Term in all media now known or hereafter devised. BBTR will use a standard form of sublicense agreement (the form of which has been pre-approved by Blackbox in compliance with the definition in section 1.9, above) to sublicense the BBTR System and Services to its Customers. In addition, BBTR will provide, on a monthly basis, a list of all new Customers to which BBTR has sublicensed the BBTR System and Services.

4.3                Source Code Escrow. Concurrently with this Agreement, the parties shall execute a source code escrow agreement with Iron Mountain as escrow agent.  By August 10, 2017, Blackbox shall deposit a copy of the source code for the Blackbox Technology as implemented in the BBTR System into a source code escrow established with Iron Mountain.  Blackbox shall update the source materials escrowed thereby each time that it makes repairs, bug fixes, patches or upgrades to the Blackbox Technology.   Pursuant to the escrow agreement entered into by and among the Parties and Iron Mountain, (i) BBTR shall be named as beneficiary, and (ii) provided that BBTR is in compliance with the terms and conditions of this Agreement, the escrow agent shall release the Source Materials directly to BBTR if Blackbox: (1) files a voluntary petition of bankruptcy, (2) suffers or permits the appointment of a receiver for its business or assets, (3) becomes subject to any proceeding under, or case in, any bankruptcy or insolvency law, or (4) (vi) Blackbox announces that it has entered into an agreement to be acquired by a then named competitor of BBTR. BBTR shall be responsible for all charges incurred in establishing and maintaining such escrow account, and any annual charges of the escrow agent for the maintenance of BBTR as a beneficiary, which shall be made as a direct payment from BBTR to the escrow agent, as applicable. In the event of a release of Blackbox Technology source code pursuant to this section, said source code shall continue to be the exclusive property and Confidential Information of Blackbox or its successor in interest. In the event of a release of Blackbox Technology source code to BBTR from escrow, BBTR may only use, copy and/or modify the source code consistent with the purposes of this Agreement (or have a contractor who has agreed in writing to confidentiality provisions as restrictive as those set forth in this Agreement do so on its behalf).

5.                   Hosting, Support, Upgrades and BBTR Exchange Data.

5.1                Hosting. The Parties agree that BBTR will make arrangements to host and operate the BBTR System. Notwithstanding the foregoing, BBTR shall grant Blackbox any necessary access to the hosted BBTR System to facilitate exercise of rights to disable the system as provided herein.

5.2                Support. Throughout the Initial Term, Blackbox shall promptly provide all repairs, bug fixes, patches, and other routine maintenance for the BBTR System (Tier 3 Support), which shall be undertaken in accordance with the terms in Exhibit B (Support Terms) at the sole expense of Blackbox. Blackbox shall have no obligation to provide technical or use support for the BBTR system of any kind directly to BBTR Sublicensees or Customers.

5.3                Upgrades. Throughout the Term, Blackbox and BBTR shall mutually agree upon whether or not the BBTR System should be enhanced in any respect(s) (all non-maintenance enhancements shall be considered “Upgrades”), and what Upgrades shall be made, if any. Upon mutual agreement of the Parties, Blackbox shall provide agreed Upgrades for the BBTR System on mutually agreed terms, including the Parties’ respective responsibilities for costs and expenses associated with development and implementation of any such Upgrades.

5.4                BBTR Exchange Data. BBTR shall be solely responsible for making arrangements for the acquisition of and continued access to all necessary BBTR Exchange Data necessary for utilization of the BBTR System and the timely payment of all applicable Exchange Fees required for the operation, maintenance and use of the BBTR System. BBTR Exchange Data shall be made available for utilization by the BBTR System in the format and meeting the specifications prescribed by Blackbox. All such Exchange Fees shall be paid upon the terms and as required by the provider of the data for each of the BBTR Exchanges.

6.                   License Fees. The following license fees (“License Fees”) shall be payable via wire transfer per the instructions attached hereto as Exhibit A:

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6.1                Initial Term License Fees. BBTR shall pay (or has prepaid) Blackbox the following amounts (“Initial Term License Fees”) during the Initial Term:

6.1.1              Upon the execution of this Agreement, the parties acknowledge that BBTR has advanced Blackbox the amount of US$250,000 as License Fees covering license rights to the BBTR System during the months of June, July and the first half of August 2017 and BBTR shall pay Blackbox an additional US$50,000 on or before the 15th day of August, 2017;

6.1.2              BBTR shall pay Blackbox a monthly license fee of US$100,000 on or before the 1st day of each of September 2017, October 2017, November 2017, December 2017, January 2018 and February 2018;

6.1.3              BBTR shall pay Blackbox a monthly license fee of US$125,000 on or before the 1st day of each of March 2018, April 2018, May 2018 and June 2018; and

6.1.4              Beginning on July 1, 2018, BBTR shall pay Blackbox a monthly license fee of US$300,000 on or before the 1st day of each month for the period beginning on July 1, 2018 and ending June 30, 2019.

6.2                Renewal Term License Fees. No fewer than thirty (30) calendar days prior to the last day of the Initial Term and any Renewal Term subsequent to the Initial Term, the parties shall negotiate the license fee payable for the upcoming Renewal Term.  The new license fee shall be no more than 110% of the most recent flat monthly license fee in effect (the “Renewal License Fee”).  Unless the parties agree otherwise, the Renewal License Fee shall be payable in advance on or before the first day of each month.

7.                   Term and Termination.

7.1                Term. The term of this Agreement commenced effective as of the Launch Date and, unless terminated earlier pursuant to any of this Agreement's express provisions, will continue through and including June 30, 2019 (the "Initial Term"). Unless terminated earlier pursuant to any of this Agreement's express provisions, the Agreement shall thereafter automatically renew for successive one (1) year terms (each, a “Renewal Term,“ and together with the Initial Term, the “Term”) until such time as a Party provides the other Party with written notice of termination; provided, however, that: (a) such notice must be given no fewer than fifteen (15) calendar days prior to the last day of the then-current Initial or Renewal Term; and, (b) any such termination shall be effective as of the date that would have been the first day of the next Renewal Term.

7.2                Termination. In addition to any other express termination right set forth elsewhere in this Agreement:

7.2.1        Blackbox may terminate this Agreement, effective on written notice to BBTR, if BBTR fails to pay any License Fee when due hereunder if the failure to pay such License Fee has not been cured within four (4) business days of when BBTR receives notice that Blackbox has not received such payment.

7.2.2        Either party may terminate this Agreement, effective on written notice to the other party, if the other party materially breaches this Agreement (including without limitation the payment and support provisions in sections 5 and 6, above), and such breach: (i) is incapable of cure; or (ii) being capable of cure, remains uncured 10 days after the non-breaching party provides the breaching party with written notice of such breach.

7.2.3        Either party may terminate this Agreement, effective immediately, if the other party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

7.3                Effect of Termination. Upon any termination of this Agreement:

7.3.1           All licenses granted by either Party to the other Party under this Agreement will also expire or terminate, except to the extent that any license has an express term that continues for a longer period or is perpetual.

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7.3.2           The rights granted to BBTR to sublicense the BBTR System shall immediately terminate and BBTR shall discontinue all promotion, marketing, sublicensing, sales or other activities hereunder, except that BBTR shall continue to provide licensing with respect to BBTR System that have been ordered, and/or have been purchased by BBTR Sublicensees pursuant to the BBTR Sublicenses prior to the effective date of termination until such time as such BBTR Sublicenses terminate.

7.3.3           After termination of this Agreement for any reason, BBTR shall continue to pay to Blackbox the License Fees in accordance with this Agreement for any BBTR Sublicensee or Customer use of the BBTR System pursuant to a BBTR Sublicense entered into prior to the time of termination until such time as such BBTR Sublicenses terminate.

8.                   Representations and Warranties.

8.1                Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the date of this Agreement: (a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the party; (d) when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms; and (e) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in the breach of any term or provision of any contract or agreement to which the party is a party or by which it or its assets or properties are bound, and does not and will not constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing.

8.2                Intellectual Property Rights. Blackbox warrants and represents that the Blackbox Technology does not infringe any third party’s Intellectual Property Rights.

8.3                Disclaimer. EACH PARTY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS BOTH IMPLIED AND EXPRESSED WHICH SUCH PARTY DOES NOT EXPRESSLY PROVIDE IN WRITING IN THIS AGREEMENT INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND MERCHANTABILITY. This Section shall survive the expiration, cancellation or termination of this Agreement.

9.                   Indemnification.

9.1                Blackbox. Blackbox shall indemnify, defend and hold harmless BBTR and its officers, directors, employees, agents, successors, and assigns from and against all third party claims, actions, losses, liability, costs, expenses, damages, judgments, and settlements including reasonable outside attorneys’ fees and court costs, which may be suffered, made or incurred by such parties arising out of or in connection with any material breach by Blackbox of Blackbox’s representations, warranties, undertakings or agreements of any nature whatsoever made or entered into by Blackbox contained in this Agreement, to the extent that such claims do not arise out of a breach by BBTR of this Agreement.

9.2                BBTR. BBTR shall indemnify, defend and hold harmless Blackbox, and its Affiliates, and their respective officers, directors, employees, agents, successors, assigns from and against all third party claims, actions, losses, liability, costs, expenses, damages, judgments, and settlements including reasonable outside attorneys’ fees and court costs, which may be suffered, made or incurred by such parties arising out of or in connection with any material breach by BBTR of any of BBTR’s representations, warranties, undertakings or agreements of any nature whatsoever made or entered into by BBTR in connection with this Agreement, to the extent that such claims do not arise out of the breach by Blackbox of this Agreement.

9.3                Procedure. Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall promptly notify the party required to provide indemnification hereunder (the “Indemnifying Party”) of the existence of a claim or action (or threatened claim or action) and shall afford the Indemnifying Party the opportunity to participate in any compromise, settlement, litigation or other resolution of such claim, or action, or, at the election of the Indemnified Party, shall require the Indemnifying Party to assume the defense of any such claim or action; provided, however, that in the event the Indemnified Party elects to require Indemnifying Party to assume such defense, Indemnifying Party shall afford Indemnified Party the opportunity to participate fully in such defense at Indemnified Party’s expense. Indemnified Party shall have the right to retain its own counsel, at its own expense. Neither party shall compromise, settle or otherwise resolve such claim or litigation without the other party’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that failure to respond within fifteen (15) business days following receipt of written notice at the address set forth in this Agreement shall constitute consent to the proposed compromise, settlement or resolution.

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9.4                Settlement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that (a) could affect the intellectual property rights or other business interest of the Indemnified Party; or (b) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified party of a release from all liability with respect to such claim or litigation; or (c) requires any consideration other than the payment of money by the Indemnified Party.

9.5                Right to Defend. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or action, and shall be entitled to settle or agree to pay in full such claim or action, in its sole discretion without releasing any obligation or liability of the Indemnifying Party for the costs of defense, judgment or settlement.

10.                LIMITATION OF DAMAGES. WITH THE EXCEPTION OF A PARTY’S INDEMNIFICATION OBLIGATIONS OR CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR HAVE A RIGHT AS AGAINST THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, LOST PROFITS SHALL BE RECOVERABLE. This Section shall survive the expiration, cancellation or termination of this Agreement.

11.                Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests, consents, claims, demands, waivers and other communications under this Agreement have binding legal effect only if in writing and addressed to a party as follows (or to such other address or such other person that such party may designate from time to time in accordance with this Section):

If to Blackbox:	Blackboxstocks Inc. Lincoln Centre Three 5430 LBJ Freeway, Suite 1485 Dallas, Texas 75240 Attn: Gust C. Kepler, President Email: Gust@blackboxstocks.com Fax: (972) 726-7749
If to BBTR:	BBTR TECHNOLOGIES INC 600 North Bridge Road #23-01 Parkview Square Singapore 188778 Attn: Stephen Chiang Email: mansapost@gmail.com Fax: (To be provided when available)

Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile or e-mail, (in each case, with confirmation of transmission), if sent during the addressee's normal business hours, and on the next business day, if sent after the addressee's normal business hours; and (d) on the second day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

12.                Confidentiality. “Confidential Information” shall mean any information or material that (a) is considered proprietary by the disclosing party; (b) not generally known other than by the disclosing party; and (c) any information which the disclosing party obtains from any third party that the disclosing party treats as proprietary or designates as confidential information, whether or not owned by the disclosing party. The receiving party agrees to hold in confidence and not to reveal to any person or entity any Confidential Information obtained during the course of performance under this Agreement without the prior written consent of the disclosing party. Notwithstanding the foregoing, either Party may disclose such information to its Affiliates on a need to know basis and subject to the confidentiality obligations contained herein. The foregoing restrictions do not apply to Confidential Information that (d) becomes publicly known other than by unauthorized disclosure by a Party in breach of this Agreement; (e) was in a Party’s lawful possession prior to disclosure and had not been obtained directly or indirectly from the other Party; or (f) is required by any court of competent jurisdiction or by governmental or regulatory authority to be disclosed, provided, however, the Party ordered to disclose any portion of any Confidential Information of the other Party shall immediately notify the other Party both orally and in writing. This Section shall survive the expiration or termination of this Agreement for a period of two (2) years.

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13.                Miscellaneous.

13.1             Independent Contractor Status. Each Party is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the Parties hereto. Neither Party shall have the authority to enter into agreements of any kind on behalf of the other Party and shall not have the power or authority to bind or obligate the other Party in any manner to any third party.

13.2             Further Acts. Each Party hereto agrees to perform any and all such further and additional acts and execute and deliver any and all such further and additional instruments and documents as may be reasonably necessary in order to carry out the provisions and effectuate the intent of this Agreement.

13.3             Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. BBTR may not assign either this Agreement nor any of its rights, interests or obligations hereunder without the prior written approval of Blackbox.

13.4             No Third Party Beneficiaries. This Agreement is for the benefit of, and will be enforceable by, the Parties only. This Agreement is not intended to confer any right or benefit on any third party. No action may be commenced or prosecuted against a Party by any third party claiming as a third party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

13.5             Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, or restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

13.6             Rights and Remedies Cumulative. Any right or remedy afforded to either Party under any provision of this Agreement on account of any breach or default by the other Party is in addition to, and not in lieu of, any and all other rights and remedies afforded to such Party under any other provision of this Agreement, by law or otherwise on account of such breach or default.

13.7             Attorneys’ Fees. In any action to enforce any right or remedy under this Agreement, to recover any damages or other relief on account of any breach of or default under this Agreement, or to interpret any provision of this Agreement, the prevailing Party will be entitled to recover its costs and expenses (including reasonable attorneys’ fees) reasonably incurred in connection with such action or any appeal thereof.

13.8             Force Majeure. If fulfillment of any obligation under this Agreement (except for financial obligations) is prevented, restricted, or interfered with by causes beyond either Party’s reasonable control (“Force Majeure”), and if the Party unable to carry out its obligations gives the other Party prompt written notice of such event, then the obligations of the Party invoking this provision shall be suspended to the extent necessary by such event. As used in this Agreement, the term “Force Majeure” shall include acts of God, strikes or other labor disturbances, shortages of labor or materials, war (whether declared or undeclared), sabotage, terrorism, civil strife or commotion, governmental laws, regulations or restrictions or changes to governmental laws, regulations or restrictions, acts by governmental authorities, and any other cause or causes, whether or not similar to those specified herein, which cannot reasonably be controlled by such Party. If any such Force Majeure continues for a period in excess of 90 days, then any Party has the right to terminate this Agreement upon written notice to the other Party.

13.9             Governing Law and Forum.

13.9.1        THE VALIDITY, ENFORCEABILITY AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY UNITED STATES FEDERAL LAWS, TO THE EXTENT APPLICABLE, AND THE LAWS OF TEXAS, UNITED STATES OF AMERICA, WITHOUT REGARD OF ANY CONFLICT OF LAWS PROVISION THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION, AND THE TERMS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH SUCH LAWS. THE PARTIES HEREBY EXCLUDE THE APPLICATION OF THE U.N. CONVENTION FOR THE INTERNATIONAL SALE OF GOODS TO THIS AGREEMENT AND ANY ORDER, PURCHASE, AND SALE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION OR PERFORMANCE HEREUNDER.

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13.9.2        Any controversy, dispute or claim arising out of or in connection with this Agreement may be resolved exclusively by binding arbitration in Texas, in accordance with the American Arbitration Association Commercial Arbitration Rules (which rules are deemed to be incorporated by reference in this clause). The language of the arbitration proceeding shall be English. Each Party shall pay its pro rata share of the costs and expenses of such arbitration, and each Party shall separately pay its own attorney's fees and expenses. The award rendered by the arbitrator(s) shall be final and binding upon and non-appealable by the Parties hereto. All such controversies, disputes or claims shall be settled in this manner in lieu of an action at law or equity; provided however, that nothing in this Section shall be construed as precluding the bringing of an action in U.S. District Court for the Northern District of Texas for injunctive relief or other equitable relief.

13.10         Amendments. This Agreement cannot be amended, modified or changed in any way except by a written instrument executed by all Parties.

13.11         No Waiver. The waiver by the Parties of any breach or default, or series of breaches or defaults, of any term, covenant, or condition herein shall not be deemed a waiver of any subsequent or continuing breach or default of the same or any other term, covenant, or condition contained in this Agreement. No such waiver shall be effective unless set forth in a writing signed by the Party being charged with the waiver.

13.12         Captions. The captions herein are inserted for reference and convenience only and in no way define, limit or describe the scope of this Agreement or intent of the provisions.

13.13         Exhibits. All Exhibits referred to in this Agreement shall be considered as part of this Agreement as fully as if and with the same force and effect as if such Exhibit had been included herein in full.

13.14         Entire Agreement. This Agreement, including all Exhibits attached hereto, contains the entire understanding and supersedes all prior and contemporaneous oral and written understandings of the parties hereto relating to the subject matter herein.

13.15         Counterparts. This Agreement may be executed in one or more counterparts, including those executed by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts, individually or taken together, bear the signatures of each of the Parties reflected herein as signatories.

13.16         Construction. The following rules of construction apply to this Agreement: (i) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement; (ii) all references in this Agreement to a Section, Schedule, or Exhibit are intended to refer to a Section, Schedule, or Exhibit of this Agreement; (iii) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (iv) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” if such words or the equivalent thereof are not present; (v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” (vi) whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include the masculine and feminine genders; (vii) captions and headings are only for reference; and (viii) unless the context requires otherwise, all references to “years,” “quarters,” “months,” or “days” shall mean “calendar years,” “calendar quarters,” “calendar months,” and “calendar days.”

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IN WITNESS WHEREOF, the duly authorized officers of the parties have executed this Agreement on behalf of the respective parties as of the first date set forth above in this Agreement.

Blackboxstocks, Inc.

By: /s/Gust Kepler

Name: _Gust Kepler_________________

Title: _______CEO__________________

EIGH8T TECHNOLOGIES, INC.

By: /s/ Stephen Chiang

Name: _Stephen Chiang______________

Title: _______CEO__________________

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Exhibit A

Blackboxstocks, Inc.

Bank of America

Domestic Incoming Wire Transfer Routing Instructions:

•	Receiver – Bank of America
•	ABA # 026009593
•	Beneficiary Account Number – 488052527580
•	Beneficiary Account Name – Blackboxstocks Inc

Beneficiary Bank Info.

Bank of America

Preston Beltline Branch

14999 Preston Road

Building E

Dallas, Texas 75254

Phone 972-419-6100

International Incoming Wire Transfer Routing Instructions:

•	Receiver - Bank of America
•	SWIFT Code – BOFAUS3N
•	Beneficiary Bank - Bank of America
•	Beneficiary Account Number – 488052527580
•	Beneficiary Account Name – Blackboxstocks, Inc.

Beneficiary Bank Info.

Bank of America

Preston Beltline Branch

14999 Preston Road

Building E

Dallas, Texas 75254

Phone 972-419-6100

Exhibit A

Exhibit B

SUPPORT TERMS

Blackbox agrees to provide the following Tier 3 support services (the “Support Services”) to BBTR in connection with the License Agreement (the “Agreement”) to which these terms are attached.

I.       Definitions

(a)	“Error” means a replicable, material failure of the Blackbox Technology to conform to the specifications. Errors do not include, and Blackbox will have no responsibility for, any of the following circumstances which adversely impact the operation of the Blackbox Technology or the ability of Blackbox to provide Support Services: (i) the Blackbox Technology software has been modified or damaged in any manner by any person or entity other than Blackbox; (ii) the Blackbox Technology has been used outside the scope contemplated by this Agreement; (iii) any failure of the computer hardware, the computer operating system and/or other software utilized by BBTR, or use of such hardware, operating system or other software in versions or with specifications other than those specified by Blackbox; (iv) the Blackbox Technology has been installed or operated other than in accordance with instructions provided by Blackbox, including without limitation, on computer hardware, or operating systems other than for which that Blackbox Technology was designed; or (v) BBTR has failed to install the most recent Blackbox Technology made available to BBTR.

(b)	“Support” means any bug fix, patch, repair or update required to enable the Blackbox Technology or BBTR System to operate according to their specifications.

(c)	“Outage” means a failure caused by an Error of the Blackbox Technology as implemented in the LINQQ System to operate according to its specifications. The Severity Levels and Response and Repair Times for each level of Outage are defined in the table below.

(d)	“Response Time” means the timeframe in which Blackbox will respond by telephone or email to any report by BBTR of an Outage, and will gather sufficient data to understand the nature and scope of the Outage.

(e)	“Repair Time” means the timeframe in which Blackbox will provide the Support service necessary to restore the operation of the Blackbox Technology.

Severity Level	Outage Criteria	Response Time	Repair Time
Minor	Outage lasting up to 30 minutes in any business day.	One hour	10 Days
Major	Outage lasting more than 30 minutes but no more than two hours in any business day.	Thirty minutes	5 Days
Critical	Outage lasting more than two hours in any business day	Fifteen minutes	2 Days

II.       Blackbox’s Obligations

Subject to payment of monthly license fee, Blackbox shall provide the following Support services:

(a)	Telephone, and email or other electronic communication support as may be agreed to by the Parties during BBTR’s business hours within the time-frame provided above for problem determination, verification and resolution on a call-back or email response basis;

(b)           Repairs within the specified timeframe for each level of severity.

(c)	Periodic software updates which Blackbox may make available to similarly situated licensees, provided that Blackbox may, but shall have no obligation under these Support terms, to provide enhancements that add functionality to Software; and

Exhibit B

(d)          Work diligently to resolve reproducible defects and errors in Software reported by Licensee.

III.       BBTR’s Obligations

BBTR agrees to provide:

(a)       Designated English speaking contact persons (not more than two) identified in Schedule A (or such other replacement individuals as BBTR may designate) as sole contacts for coordination and receipt of Support services, which persons shall be knowledgeable and trained on the BBTR System;

(b)       Reasonable supporting data to and aid in identification of reported problems;

and treat:

(c)       All updates delivered under this Support Agreement as Software in accordance with the terms of the License Agreement.

IV.       Service Credits

Blackbox shall issue a credit to BBTR, not to exceed 5% of the license fee paid by BBTR during the month for which a credit shall be applied, for any failure to deliver the Support services within the applicable Response or Repair Times, in accordance with the following formula:

Number of Users Affected * Time in Excess of Specified Response/Repair Time x Monthly License Fee

Number of Total Users * Total Number of Trading Hours During the Affected Month

Exhibit B

SCHEDULE A

TO

SUPPORT AGREEMENT

Licensee Designated Contacts:

Primary Contact:

Phone number:

E-Mail address:

Secondary Contact:

Phone number:

E-Mail address:

Exhibit B